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                          June 15, 2021

       Sean Doherty
       Chief Financial Officer
       Minim, Inc.
       848 Elm Street
       Manchester, New Hampshire 03101

                                                        Re: Minim, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed June 10, 2021
                                                            File No. 333-256958

       Dear Mr. Doherty:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Andi
Carpenter at 202-551-3645 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing